As filed with the Securities and Exchange Commission on December 7, 2015

Registration No. 333-205737

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARALEZ PHARMACEUTICALS PLC

(Exact name of registrant as specified in its charter)

Ireland	2834	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

56 Fitzwilliam Square
Dublin 2, Ireland
(+353 1 905-3581)

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Adrian Adams
Chief Executive Officer
Aralez Pharmaceuticals plc
1414 Raleigh Road, Suite 400
Chapel Hill, North Carolina 27517
(919) 913-1030

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Andrew P. Gilbert
David C. Schwartz
DLA Piper LLP (US)

51 John F. Kennedy Parkway, Suite 120
Short Hills, New Jersey 07078-2704
(973) 520-2550

Approximate date of commencement of proposed sale to the public: The ordinary shares registered under this registration statement were to be issued upon consummation of a business combination among the Registrant, POZEN Inc., Tribute Pharmaceuticals Canada Inc., Aralez Pharmaceutical Holdings Limited, ARLZ US Acquisition II Corp., and ARLZ CA Acquisition Corp., (collectively, the “Merger Parties”) as described in the agreement and plan of merger and arrangement dated as of June 8, 2015 and as amended on August 19, 2015 (the “Merger Agreement”). On December 7, 2015, the Merger Parties entered into Amendment No. 2 to the Merger Agreement with Aralez Pharmaceuticals Inc., a corporation formed under the laws of the Province of British Colombia, Canada, which replaces the Registrant with Aralez Pharmaceuticals Inc. in the Merger Agreement.  Accordingly, the Registrant has not, and will not, issue any of its ordinary shares registered under this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

On July 20, 2015, the Registrant (f/k/a Aguono Limited, and subsequently renamed Aralez Pharmaceuticals Limited prior to being reregistered as a public limited company) filed a registration statement on Form S-4 (File No. 333-205737) with the Securities and Exchange Commission (the “Commission”) with respect to ordinary shares, $0.001 nominal value per share, of the Registrant (the “Ordinary Shares”), amended by Amendment No. 1 filed on August 19, 2015 and Amendment No. 2 filed on October 30, 2015 (the “Registration Statement”). The Registration Statement was declared effective by the Commission on November 5, 2015. As described on the cover page to this Post-Effective Amendment No. 1 to the Registration Statement, the Ordinary Shares were to be issued upon consummation of a business combination of the Registrant with POZEN Inc. (“Pozen”), Tribute Pharmaceuticals Canada, Inc. (“Tribute”), Aralez Pharmaceutical Holdings Limited (f/k/a Trafwell Limited) (“Holdings”), ARLZ US Acquisition II Corp. (“US Merger Sub”), and ARLZ CA Acquisition Corp. (“Can Merger Sub”) (the “Merger”) as described in the agreement and plan of merger and arrangement dated as of June 8, 2015 and as amended by Amendment No. 1 on August 19, 2015 (the “Merger Agreement”).

On December 7, 2015, the Registrant, Pozen, Tribute, Holdings, US Merger Sub and Can Merger Sub entered into Amendment No. 2 to the Merger Agreement (“Amendment No. 2”) with Aralez Pharmaceuticals Inc., a corporation incorporated under the laws of the Province of British Colombia, Canada (“Parent”).  Amendment No. 2 replaces the Registrant with Parent in the Merger Agreement.  As a result, the Merger was not consummated, and the offering under this Registration Statement was terminated.

The Registrant has not, and will not, issue any of the Ordinary Shares registered under the Registration Statement.

In accordance with an undertaking made by the Registrant in the registration statement, the Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister all Ordinary Shares previously registered.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dublin, Ireland, on December 7, 2015.

ARALEZ PHARMACEUTICALS PLC

By:	/s/ Adrian Adams
	Name:	Adrian Adams
	Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.